EXHIBIT  4.6

                                     DEBENTURE


FACE  AMOUNT                                            $155,000
PRICE                                                    $150,000
DEBENTURE  NUMBER                               February-2004-102
ISSUANCE  DATE                                 February  4,  2004
MATURITY  DATE                                February  17,  2004

     FOR VALUE RECEIVED, Utah Clay Corporation, a Utah corporation (the "Company"), (OTC BB: UTCL) hereby promises to pay DUTCHESS PRIVATE EQUITIES
FUND, L.P. (the "Holder") by February 17, 2004, (the "Maturity Date"), or earlier, the Amount of One Hundred Fifty-Five Thousand Dollars ($155,000) U.S., in such amounts, at such times and on such terms and conditions as are specified herein.


Article  1          Method  of  Payment

     First payment shall be made in the amount of $155,000 on or before the Maturity Date. Upon the Maturity Date, any unpaid monies, whether principle or interest, are due in full from the eFund brokerage (containing the Force
Protection Shares) held at Newbridge Securities ("Newbridge Account") to the Holder.

Section  1.2  Prepayment

The Company may make additional payments ("Prepayment") without any penalties. After Closing, the Company must make a Prepayment to the Holder when the aggregate amount of Collateral (as set forth below) is in excess over $155,000 ("Threshold Amount"). Failure to do so will result in an event of default.

Article  2             Collateral

     eFund Capital Partners, LLC ("eFund") will deliver all available free trading shares of Force Protection, Inc, (FRCP) ("Stock") to the Newbrdige
Account within two (2) days of Closing. eFund gives it's consent to allow the Stock to be sold with Holder having full Power of Attorney over the account which the stock is to be held, in the amounts required to fulfill the payments due under the terms of the Debenture. Efund also gives full power of attorney to wire balance due for repayment.

Article  3             Unpaid  Amounts

     In the event that on the Maturity Date, any amounts on the Debenture or interest remain, the Holder can exercise its right to increase the remaining Face Amount by 1.5% per month, compounded daily, each month the Debenture remains unpaid, pro rata for partial periods. If the aforementioned occurs, the Company will be in Default and remedies as described in Article 5 may be taken at the Holder's discretion

Article  4          Mergers
     The Company shall not consolidate or merge into, or transfer all or substantially all of its assets to, any person, unless such person assumes in writing the obligations of the Company under this Debenture and immediately after such transaction no Event of Default exists. Any reference herein to the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate upon such written assumption.

Article  5          Defaults  and  Remedies

Section 5.1 Events of Default. An "Event of Default" occurs if (a) the Company does not make the payment of the principal of this Debenture within two
(5) business days of the applicable Payment Date or Maturity Date, as applicable, in violation of the Threshold amount upon redemption or otherwise,
(b) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days; or (c) the Company's Common Stock is suspended or no longer listed on any recognized exchange including electronic over-the-counter bulletin board  for in excess of five (5) consecutive trading days,  As used in this
Section 6.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

     In the event of Default, Evans agrees to use the American Express Centurion card held in his name, for payment. A cash advance will be taken out for the full amount allowed by American Express, and immediately paid to the Holder within three (3) business days of an Event of Default. The maximum amount allowed by American Express for a cash advance will have to verified by the Holder.

     The Holder may also elect to attach claim to the Company's Accounts Receivable referred to in Exhibit A.


Article  6  Additonal  Financing

     The Company will not enter into any other financing without express written consent from the Holder

Article  7     Notice.

     Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Debenture must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If  to  the  Company:



If  to  the  Investor:

     Dutchess  Private  Equities
     Douglas  Leighton
     312  Stuart  Street,  Third  Floor
     Boston,  MA  02116

     Each party shall provide one (1) business days prior notice to the other party of any change in address, phone number or facsimile number.

Article  8     Time
     Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in New York are not required or allowed to be closed.

Article  9     Rules  of  Construction.
     In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article  10     Governing  Law
     The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the State of Massachusetts.

Article  11     Litigation

The parties to this agreement will submit all disputes arising under this agreement to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association ("AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section.


Article  12      Conditions  to  Closing

     Evans shall have delivered instructions to have the proper Collateral sent to the Newbridge Account before Closing. Evans shall have signed a full power of attorney giving the Holder full authority to act on his behalf for the account where the Collateral is being held, including wiring authority.

Article  13        Indemnification

     In consideration of the Holder's execution and delivery of this Agreement and the acquisition and funding by the Holder of the Debenture hereunder and in addition to all of the Company's other obligations under the documents contemplated hereby, the Company shall defend, protect, indemnify and hold harmless the Holder and all of their shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES'), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Debenture, or any other certificate, instrument or document contemplated hereby or thereby (ii) any breach of any covenant, agreement or obligation of the Company contained in the Debenture or any other certificate, instrument or document contemplated hereby or thereby, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by, or on behalf of, the Holder or based on illegal or alleged illegal trading of the Shares by the Holder. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Holder may have, and any liabilities the Holder may be subject to.

Article  14

     Evans and the Company's Chief Executive Officer, Michael Hill, shall refrain from selling any securities during time any outstanding amounts are due on the Debenture.


     IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.
                         UTAH  CLAY  TECHNOLOGIES,  INC.

                         By:/s/ Michael Hill
                   Name:       Michael  Hill
                  Title:       President  and  Chief  Executive  Officer


                              DUTCHESS  PRIVATE  EQUITIES  FUND,  L.P.
                              BY  ITS  GENERAL  PARTNER  DUTCHESS
                              CAPITAL  MANAGEMENT,  LLC



                         By:/s/ Douglas Leighton
                         Name:  Douglas  H.  Leighton
                         Title:  A  Managing  Member

                         Hereby  Giving  Consent  For  Collateral:
                         eFund


                         By:______________________________
                            Barrett  Evans

EXHIBIT  A


Memberworks
Platinum  Values
Impact  Legal


UTAH  CLAY  TECHNOLOGIES,  INC

By         /s/ Michael Hill
Name:       Michael  Hill
Title:       President  and  Chief  Executive  Officer